Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
April 1, 2020	NYSE American: GORO

MEXICO MINISTRY OF HEALTH ORDERS THIRTY-DAY SUSPENSION OF ALL NON-ESSENTIAL BUSINESS INCLUDING MINING

COLORADO SPRINGS – April  1, 2020 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announced today that the Mexican Ministry of Health proclaimed a national health emergency with an immediate suspension order of all “non-essential” public and private sector business in order to mitigate the spread and transmission of the COVID-19 virus.  The order became effective on its publication date in the Official Gazette of the Federation (dated March 31, 2020) and remains in place for a period of 30 days, from March 30 to April 30, 2020.  This suspension order temporarily closes the Company’s Oaxaca Mining Unit operations in Mexico.

Gold Resource Corporation is in the process of furloughing its Oaxaca Mining Unit workforce, none of whom have been diagnosed with the virus.    A limited operational staff will maintain safety and environmental systems at the Oaxaca Mining Unit along with performing care and maintenance with a goal to return to production as quickly as possible once the thirty-day suspension is lifted.  Due to this mandated shutdown the Company suspends its 2020 production outlook.

The Company’s Nevada Mining Unit is currently operating while taking numerous precautionary measures to keep its employees safe.  As this unprecedented situation continues to evolve on often an hourly basis, we appreciate our shareholders’ support as we navigate the impacts of the COVID-19 pandemic on the business world.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.    The Company targets low capital expenditure projects with potential for generating high returns on capital.  The Company has returned $113 million back to its shareholders in consecutive monthly dividends since July 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the

Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.goldresourcecorp.com